Exhibit 23.2

Consent of Kabani & Company

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form SB-2/A Registration Statement of Don Marcos Trading Co. of our report dated March 30, 2007, except for footnote numbers 5 & 7, which are dated August 30, 2007, on our audits of the financial statements of Don Marcos Trading Co. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ (equity) deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from May 11, 1999 (inception), to December 31, 2006 and the reference to us under the caption “Experts.”

KABANI & COMPANY, INC.
Los Angeles, California

/s/ Kabani & Company, Inc.

Dated: September 10, 2007